Limited Settlement Agreement

This Settlement Agreement is entered into this 24th day of August, 2006, between The Narragansett Electric Company d/b/a National Grid ("National Grid"), Southern Union Company ("Southern Union"), the Department of the Attorney General for the State of Rhode Island (the "Attorney General"), and the Rhode Island Department of Environmental Management ("RIDEM") (collectively the "Parties").

WHEREAS, the Parties to this Settlement Agreement participated in the Rhode Island Division of Public Utilities and Carriers (the "Division") proceeding concerning the Joint Petition of National Grid and Southern Union (the "Joint Petition") for the approval of the sale of Southern Union's Rhode Island gas distribution assets to National Grid (the "Division Proceeding"); and

WHEREAS, the Attorney General and RIDEM asked the Division to condition approval of the sale on the imposition of an escrow to secure the payment of a potential judgment on environmental contamination claims relating to the Bay Street Area of Tiverton, Rhode Island (the "Bay Street Area"); and

WHEREAS, Southern Union and National Grid opposed the imposition of an escrow; and

WHEREAS, the Division entered a Report and Order ("Order"), dated July 25, 2006, approving the Joint Petition without requiring as a condition of such approval the posting of an escrow; and

WHEREAS, as parties to the Division Proceeding, the Attorney General and RIDEM have the right to appeal from the Order; and

WHEREAS, certain of the Parties have ongoing disputes concerning, among other things, the responsibilities for claimed environmental contamination in the Bay Street Area, and believe this Settlement Agreement is in the best interests of the people of the State of Rhode Island.

NOW, THEREFORE, in consideration of the Recitals hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

(1) National Grid and the Attorney General (acting on behalf of the State of Rhode Island) shall execute a letter agreement in the form annexed hereto as Exhibit A, which provides, in relevant part, that if a final, non-appealable money judgment is entered in favor of the State against Southern Union in connection with the alleged environmental contamination in the Bay Street Area, and the State cannot collect on such judgment, then National Grid will pay the

State up to $13,000,000 towards such unsatisfied judgment, all pursuant to the terms of Exhibit A.

(2)           (a) Southern Union will conduct supplemental site investigations (consistent with site investigations protocols previously accepted by RIDEM and conducted by Southern Union) on the following three properties [Lots 13-03, 16-01 and 16-02] if RIDEM determines that conditions pose an imminent hazard [as defined in the RIDEM Remediation Regulations in Section 3.31] on those properties;

(b) Southern Union will implement interim remedial action  plans acceptable to RIDEM for the following six properties [Lots 13-03, 16-01, 16-02, 15-01, 17-03 and 21-04] if RIDEM determines that conditions pose an imminent hazard on those properties ;

(c) If RIDEM is able to secure appropriate access to the following properties [21-2A, 21-1, 15-2, 16-10, 7-3, & 22-01] which, to date, Southern Union has requested but been denied access, as described in the Supplemental and Phase 2 Site Investigation Report, Southern Union will conduct a site investigation consistent with the site investigations protocols previously accepted by RIDEM and conducted by Southern Union. The refusal of any property owner to grant access or permission hereunder, or the failure of RIDEM to gain access, to perform work shall not alter the rights, defenses and remedies of such property owner or of Southern Union. Furthermore, if any lot covered under this subsection is found to contain contaminants that are deemed to pose an imminent hazard by RIDEM as defined under the RIDEM Remediation Regulations, then such sites shall be subject to the requirements of 2(a & b);

(d) Southern Union shall not perform the work described in Paragraph 2 until it first obtains RIDEM’s written approval, and Southern Union shall perform its obligations under this Paragraph 2 within a reasonable time after receiving the necessary approvals, assents and access; and

(e) With respect to any particular property listed or described above in this Paragraph 2, Southern Union shall be relieved of its obligation to perform the task or tasks described in this Paragraph 2 should the property owner(s) of such property refuse access or permission, or if RIDEM fails to gain access, to perform the work.
(3) The Attorney General and RIDEM shall not appeal the Order and shall not take any further action or position with respect to the Order in any proceeding arising out of or relating to the Order.

(4) This Settlement Agreement and its provisions shall not constitute or be construed as an admission of liability or responsibility by any Party with respect to alleged environmental contamination in the Bay Street Area. This Settlement Agreement and its provisions shall not be construed as a waiver of any rights, remedies or defenses of any Party, except as expressly set forth herein. The parties acknowledge that nothing contained in this Settlement Agreement limits the State's rights or remedies to pursue any and all parties for any and all claims the State may have against them, including, but not limited to claims related to what is commonly referred to as the Bay Street Area of Tiverton, Rhode Island, except that the State and DEM shall give up their right to appeal or to have any further involvement in the PUC action referenced herein or any related appeal. The parties further acknowledge that nothing contained in this Settlement Agreement limits Southern Union's rights, remedies, claims or defenses, including its right to pursue any and all third parties for any and all claims.

(5) All prior discussions and agreements with respect to the subject matter hereof are merged in this Settlement Agreement which alone constitutes the entire agreement between the Parties as to its subject matter. This Settlement Agreement may not be amended, modified or terminated except by a written agreement signed by all Parties which specifically references this Settlement Agreement.

(6) This Settlement Agreement may be enforced in a court of law.

(7) This Settlement Agreement may be signed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

The Narragansett Electric Company
d/b/a National Grid

/s/ RONALD T. GERWATOWSKI
By:  Ronald T. Gerwatowski

Its:  Vice President

Southern Union Company

/s/ WILLIE C. JOHNSON
By: Willie C. Johnson

Its: Vice President

Department of the Attorney General
for the State of Rhode Island

/s/ Gerald J. Coyne
By:  Gerald J. Coyne

Its:  Deputy Attorney General

Rhode Island Department of
Environmental Management

/s/  W. Michael Sullivan
By: W. Michael Sullivan
Its:  Director

EXHIBIT A

The Narragansett Electric Company
280 Melrose Street
Providence, RI 02901
August 24, 2006

Department of the Attorney General
of the State of Rhode Island
Providence, Rhode Island

Re: Tiverton Environmental Liabilities

Ladies and Gentlemen:

In the event that the State of Rhode Island obtains a money judgment in a court of competent jurisdiction against Southern Union Company, a Delaware corporation ("Southern Union"), in connection with the alleged environmental contamination in the "Bay Street Study Area" of Tiverton, Rhode Island as defined on Schedule A (the "Judgment"), the Judgment becomes final and non-appealable, and the State of Rhode Island cannot recover any amounts due to it in respect of such Judgment from Southern Union because of the occurrence of a Non-Payment Event (as defined below), The Narragansett Electric Company, a Rhode Island corporation ("Narragansett"), hereby promises to pay any such amounts owed (excluding any fines or penalties) to the State of Rhode Island by Southern Union; provided, however, that in no event shall Narragansett be obligated to pay, in the aggregate, more than the lesser of (a)

$13.0 million or (b) $13.0 million less the aggregate amount previously paid by Southern Union in satisfaction of its obligations under the Judgment (other than payment of any fines or penalties). For the purposes of this letter agreement, "Non-Payment Event" means that Southern Union does not pay the Judgment within 60 days of receipt of a written demand, with written notice to Narragansett.

The State of Rhode Island shall provide Narragansett and Southern Union with ten (10) days prior written notice of its intent to demand payment under this letter agreement. All notices or demands on Narragansett and Southern Union under this letter agreement shall be deemed effective when received, shall be in writing and shall be delivered by hand, overnight courier or by certified or registered mail, or by facsimile transmission promptly confirmed by certified or registered mail, addressed to Narragansett at the address written above and addressed to Southern Union at the address listed below, or at such other address or fax number as Narragansett or Southern Union shall have notified the State of Rhode Island.

This letter agreement shall terminate upon the earlier of (a) payment in full by Southern Union of all amounts due under the Judgment or (b) the tenth anniversary of the date of this letter agreement. This letter agreement constitutes the entire agreement, and supersedes all prior written agreements and understandings, and all oral agreements, between Narragansett and the State of Rhode Island with respect to the subject matter hereof.

No amendment or waiver of any provision of this letter agreement shall be effective unless it is in writing and signed by Narragansett and the State of Rhode Island.

The following address shall be used for all notices hereunder to Southern Union: Southern Union Company, 5444 Westheimer Road, Houston, TX 77056 Attention: Julie H. Edwards, SVP and CFO.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

THE NARRAGANSETT ELECTRIC COMPANY

By:/s/ MICHAEL F. RYAN
Name:  Michael F. Ryan
Title:  President

Agreed and Accepted:

Department of the Attorney General of the
State of Rhode Island

By: /s/ GERALD J. COYNE
Name:  Gerald J. Coyne
Title:   Deputy Attorney General